Exhibit 99.1

DeVry Education Group Appoints Two University Leaders to its Board

New directors bring wealth of experience in educational policy and administration

DOWNERS GROVE, Ill.--(BUSINESS WIRE)--February 22, 2016--DeVry Education Group (NYSE: DV), a global provider of educational services, today announced that it has appointed Ann Weaver Hart, Ph.D., president of the University of Arizona and Linda Katehi, Ph.D., chancellor of the University of California, Davis, to serve on its board of directors. These appointments bring the size of DeVry Education Group’s board to eleven members.

“We are very pleased to welcome such accomplished educators to our board,” said Christopher Begley, DeVry Education Group board chair. “Dr. Hart and Dr. Katehi have a history of driving strong student outcomes and a personal interest in maintaining access to quality educational programs for nontraditional students.”

Both directors have extensive experience leading large, diverse university systems that parallel the programmatic diversity of DeVry Group institutions. Their knowledge of nursing, healthcare and hospital systems is especially critical given DeVry Group’s leadership in these areas.

“I’m honored to be invited to join the board,” stated Dr. Hart. “DeVry Group represents an important, accessible path for many students seeking advanced medical and technical degrees. I believe my experience and insight into academic excellence and helping a wide diversity of university students achieve their goals will be helpful for their students' career outcomes.”

“I look forward to participating on DeVry Education Group’s board of directors and thank them for inviting me to join,” said Dr. Katehi. “DeVry Group’s goal to enable a quality learning experience that inspires and educates students to be our next generation of leaders is essential to our nation’s progress.”

About Dr. Ann Weaver Hart

Dr. Hart is currently the president of the University of Arizona and also holds an appointment as professor of educational policy studies and practice in the College of Education. In her role as president, she has created and implemented an integrated strategic academic and business plan to guide the University’s future. Dr. Hart recently led the University of Arizona to a historic agreement with Banner Health, creating a foundation for statewide excellence in clinical healthcare.

Prior to the University of Arizona, Dr. Hart served as president of Temple University from July 2006 to July 2012. She also served as president of the University of New Hampshire and provost and vice president for academic affairs at Claremont Graduate University in Claremont, California. At the University of Utah, she served as professor of educational leadership, dean of the Graduate School and special assistant to the president.

Dr. Hart is a member of the Association of American Universities, the Association of Public and Land-Grant Universities, the Association of College and University Educators Board of Advisors, and an advisor for the Lincoln Project: Excellence and Access in Public Higher Education at the American Academy of Arts and Sciences. She has a Bachelor of Science and Master of Arts in history, and a doctorate in educational administration from the University of Utah. Dr. Hart has received various professional and community service awards for her work, including the Michael P. Malone International Leadership Award from the Association of Public and Land-Grant Universities; the Girl Scouts of the USA Take the Lead Award; the Jack Culbertson Award in Educational Administration from the University Council for Educational Administration; and the PoWer Award from the Professional Women’s Roundtable.

About Dr. Linda Katehi

Dr. Linda Katehi is chancellor of the University of California, Davis. In her role as chancellor, Dr. Katehi oversees all aspects of the university’s teaching, research and public service mission, including the UC Davis Health System and its acute-care teaching hospital in Sacramento, one of the nation’s leading medical schools, a school of nursing, and a multi-specialty physician group that serves 33 counties and six million residents. Dr. Katehi also holds UC Davis faculty appointments in electrical and computer engineering, and in gender, sexuality, and women's studies.

Previously, Dr. Katehi served as provost and vice chancellor for academic affairs at the University of Illinois at Urbana-Champaign; the John A. Edwardson Dean of Engineering and professor of electrical and computer engineering at Purdue University; and associate dean for academic affairs and graduate education in the College of Engineering and professor of electrical engineering and computer science at the University of Michigan.

Since her early years as a faculty member, Dr. Katehi has focused on expanding research opportunities for undergraduates and improving the education and professional experience of graduate students, with an emphasis on underrepresented groups.

Dr. Katehi is a member of the National Academy of Engineering, a fellow of the American Association for the Advancement of Science and the American Academy of Arts and Sciences, and is a member of many other national boards, and committees and local nonprofits. In 2015, she was awarded the National Academy of Engineering Simon Ramo Founders Award. Katehi was the first woman to be honored with this award. Dr. Katehi earned a bachelor’s degree in electrical engineering from the National Technical University of Athens, Greece, and master’s and doctoral degrees in electrical engineering from UCLA.

About DeVry Education Group

The purpose of DeVry Education Group is to empower its students to achieve their educational and career goals. DeVry Education Group Inc. (NYSE: DV; member S&P MidCap 400 Index) is a global provider of educational services and the parent organization of American University of the Caribbean School of Medicine, Becker Professional Education, Carrington College, Chamberlain College of Nursing, DeVry Brasil, DeVry University and its Keller Graduate School of Management, Ross University School of Medicine and Ross University School of Veterinary Medicine. These institutions offer a wide array of programs in healthcare, business, technology, accounting, finance, and law. For more information, please visit www.devryeducationgroup.com.

CONTACT:
DeVry Education Group
Investor Contact:
Joan Walter, (630) 353-3800
jwalter@devry.com
or
Media Contact:
Ernie Gibble, 630-353-9920
egibble@devrygroup.com